Exhibit 2

ENBRIDGE INC.

Consolidated Financial Statements

December 31, 2002

AUDITORS’ REPORT

To the Shareholders of Enbridge Inc.

We have audited the consolidated statements of financial position of Enbridge Inc. as at December 31, 2002 and 2001 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three year period ended December 31, 2002. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and cash flows for each of the years in the three year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

Calgary, Alberta, Canada	Chartered Accountants
January 27, 2003

Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Corporation’s financial statements, such as the changes in stock-based compensation and accounting for goodwill described in Note 1 to the consolidated financial statements. Our report to the shareholders dated January 27, 2003 is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.

Calgary, Alberta, Canada	Chartered Accountants
January 27, 2003

ENBRIDGE INC.
CONSOLIDATED STATEMENTS OF EARNINGS

	Year ended December 31,

	2002	2001	2000

	(millions of Canadian dollars,
	except per share amounts)
Revenues
Gas sales	2,987.7	2,675.3	1,407.0
Transportation	1,296.6	1,177.6	1,035.2
Energy services	263.2	228.0	128.4

	4,547.5	4,080.9	2,570.6

Expenses
Gas costs	2,578.0	2,202.8	958.8
Operating and administrative	834.1	739.1	613.0
Depreciation	403.9	392.5	387.5
Loss on sale of Enbridge Midcoast Energy assets	122.7	—	—

	3,938.7	3,334.4	1,959.3

Operating Income	608.8	746.5	611.3
Investment and Other Income (Note 15)	283.1	194.9	171.5
Interest Expense (Note 8)	(422.0)	(437.1)	(389.2)

	469.9	504.3	393.6
Income Taxes (Note 13)	(102.1)	(66.7)	(13.7)

Earnings From Continuing Operations	367.8	437.6	379.9
Earnings From Discontinued Operations (Note 5)	242.3	45.3	34.6

Earnings	610.1	482.9	414.5
Preferred Security Distributions (Note 9)	(26.7)	(17.5)	(15.3)
Preferred Share Dividends (Note 10)	(6.9)	(6.9)	(6.9)

Earnings Applicable to Common Shareholders	576.5	458.5	392.3

Earnings Applicable to Common Shareholders
Continuing Operations	334.2	413.2	357.7
Discontinued Operations	242.3	45.3	34.6

	576.5	458.5	392.3

Earnings Per Common Share (Note 10)
Continuing Operations	2.09	2.63	2.32
Discontinued Operations	1.51	0.28	0.22

	3.60	2.91	2.54

Diluted Earnings Per Common Share (Note 10)
Continuing Operations	2.06	2.60	2.31
Discontinued Operations	1.50	0.28	0.22

	3.56	2.88	2.53

ENBRIDGE INC.
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

	Year ended December 31,

	2002	2001	2000

	(millions of Canadian dollars,
	except per share amounts)
Retained Earnings at Beginning of Year	812.3	581.3	503.1
Earnings Applicable to Common Shareholders	576.5	458.5	392.3
Effect of Change in Accounting for Income Taxes	—	—	(112.0)
Effect of Change in Accounting for Stock-Based Compensation	(5.4)	—	—
Preferred Securities Issue Costs	(4.2)	—	—
Common Share Dividends	(251.1)	(227.5)	(202.1)

Retained Earnings at End of Year	1,128.1	812.3	581.3

Dividends Paid Per Common Share	1.52	1.40	1.27

The accompanying notes to the consolidated financial statements are an integral part of these statements.

ENBRIDGE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,

	2002	2001	2000

	(millions of Canadian dollars)
Cash Provided By Operating Activities
Earnings from continuing operations	367.8	437.6	379.9
Charges/(credits) not affecting cash
Depreciation	403.9	392.5	387.5
Equity earnings less than/(in excess of) cash distributions	(44.6)	1.2	(52.0)
Gain on reduction of ownership interest (Note 7)	(10.0)	(23.4)	—
Loss on foreign exchange contracts	—	—	24.5
Gain on sale of securities	(21.4)	—	—
Loss on sale of Enbridge Midcoast Energy assets (Note 3)	122.7	—	—
Future income taxes	(64.7)	3.4	(117.1)
Other	(21.0)	(75.6)	(23.0)
Changes in operating assets and liabilities (Note 16)	151.6	(323.1)	(515.4)
Cash provided by operating activities of discontinued operations	26.3	1.9	179.1

	910.6	414.5	263.5

Investing Activities
Acquisitions	(289.3)	(599.1)	(16.5)
Long-term investments	(1,282.7)	(41.8)	(554.9)
Additions to property, plant and equipment	(729.9)	(683.3)	(364.3)
Sale of Energy Services business (Note 5)	993.3	—	—
Sale of Enbridge Midcoast Energy assets (Note 3)	529.3	—	—
Sale of other assets	73.8	—	—
Sale of securities	110.5	—	—
Repayments by/(loans to) affiliate	358.1	(280.6)	—
Changes in construction payable	(14.8)	(14.0)	(5.7)
Other	—	(2.9)	(8.4)

	(251.7)	(1,621.7)	(949.8)

Financing Activities
Net change in short-term borrowings and short-term debt	(1,180.9)	1,521.4	(105.2)
Long-term debt issues	247.4	905.6	965.4
Long-term debt repayments	(382.7)	(979.6)	(133.3)
Non-controlling interests	0.2	(4.1)	21.2
Preferred securities issued	193.5	—	—
Common shares issued	293.1	23.3	175.4
Enbridge Energy Management shares issued (Note 7)	421.9	—	—
Preferred security distributions	(26.7)	(17.5)	(15.3)
Preferred share dividends	(6.9)	(6.9)	(6.9)
Common share dividends	(251.1)	(227.5)	(202.1)

	(692.2)	1,214.7	699.2

Increase/(Decrease) in Cash	(33.3)	7.5	12.9
Cash at Beginning of Year	74.0	66.5	53.6

Cash at End of Year	40.7	74.0	66.5

The accompanying notes to the consolidated financial statements are an integral part of these statements.

ENBRIDGE INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,

	2002	2001

	(millions of Canadian dollars)
ASSETS
Current Assets
Cash	40.7	74.0
Accounts receivable and other	817.5	1,270.2
Gas in storage	583.8	665.6
Current assets of discontinued operations (Note 5)	—	123.0
Current assets held for sale (Note 3)	—	148.9

	1,442.0	2,281.7
Property, Plant and Equipment, net (Note 6)	6,947.6	6,817.5
Long-Term Investments (Note 7)	3,371.5	1,772.8
Receivable from Affiliate (Note 3)	701.5	—
Deferred Amounts	315.8	329.7
Future Income Taxes (Note 13)	209.0	142.0
Long-Term Assets of Discontinued Operations (Note 5)	—	750.0
Long-Term Assets Held for Sale (Note 3)	—	1,034.0

	12,987.4	13,127.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	247.5	410.9
Accounts payable and other	714.1	679.9
Interest payable	102.6	100.2
Current maturities and short-term debt (Note 8)	652.3	1,819.7
Current liabilities of discontinued operations (Note 5)	—	73.8
Current liabilities held for sale (Note 3)	—	125.3

	1,716.5	3,209.8
Long-Term Debt (Note 8)	6,040.3	5,913.3
Future Income Taxes (Note 13)	837.4	722.8
Non-Controlling Interests (Note 7)	560.8	131.1
Long-Term Liabilities of Discontinued Operations (Note 5)	—	118.6

	9,155.0	10,095.6

Shareholders’ Equity
Share capital
Preferred securities (Note 9)	533.7	339.7
Preferred shares (Note 10)	125.0	125.0
Common shares (Note 10)	2,169.0	1,875.9
Retained earnings	1,128.1	812.3
Foreign currency translation adjustment	12.3	7.4
Reciprocal shareholding (Note 7)	(135.7)	(128.2)

	3,832.4	3,032.1

Commitments and Contingencies (Note 18)	12,987.4	13,127.7

Approved by the Board:

Donald J. Taylor Chair	Robert W. Martin Director

The accompanying notes to the consolidated financial statements are an integral part of these statements.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Enbridge Inc. (Enbridge or the Company) is a leader in the transportation and distribution of energy. Enbridge conducts its business through four operating segments: Energy Transportation North, Energy Transportation South, Energy Distribution, and International. These operating segments are strategic business units established by senior management to facilitate the achievement of the Company’s long-term objectives, to aid in resource allocation decisions and to assess operational performance.

Energy Transportation North

Energy Transportation North includes the operation of a common carrier pipeline and feeder pipelines which transport crude oil and other liquid hydrocarbons, equity investments in natural gas transmission pipelines and an equity investment in a company engaged in natural gas gathering and processing.

Energy Transportation South

Energy Transportation South consists of the Company’s investments in Enbridge Energy Partners, L.P. (EEP) and Enbridge Energy Management, L.L.C. (EEM) (collectively, the Partnership). The Partnership transports crude oil and other liquid hydrocarbons through common carrier and feeder pipelines and transports, gathers, processes and markets natural gas and natural gas liquids. From May 2001 to October 2002, the Company owned 100% of Enbridge Midcoast Energy which is now a wholly owned subsidiary of EEP. The business activities of Energy Transportation South are carried out in the United States.

Energy Distribution

The Energy Distribution business consists of gas utility operations which serve residential, commercial, industrial and transportation customers, primarily in central and eastern Ontario. This business also includes natural gas distribution activities in Quebec, New Brunswick and New York State, as well as gas services operations, including the equity investment in Aux Sable.

International

The Company’s International business invests in energy transportation and related energy projects outside of Canada and the United States. This business also provides consulting and training services related to proprietary pipeline operating technologies and natural gas distribution.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the Company are prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP). These accounting principles are different in some respects from United States generally accepted accounting principles (U.S. GAAP) and the significant differences that impact the Company’s financial statements are described in Note 19. Amounts are stated in Canadian dollars unless otherwise noted.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities in the financial statements. Actual results could differ from those estimates.

Basis of Presentation

The consolidated financial statements include the accounts of Enbridge Inc., its subsidiaries and its proportionate share of the accounts of joint ventures. Investments in entities which are not subsidiaries or joint ventures, but over which the Company exercises significant influence, are accounted for using the equity method. Other investments are accounted for at cost.

The Company’s Energy Distribution business is conducted primarily through a wholly-owned subsidiary, Enbridge Gas Distribution Inc. (Enbridge Gas), formerly The Consumers’ Gas Company Ltd. The fiscal year-end of Enbridge Gas is September 30 and its results are consolidated on a one quarter lag basis, which reflects the results of Enbridge Gas operations in accordance with its regulatory, tax and operating cycles. Accordingly, references to “December 31” mean the financial position of Enbridge Gas as at September 30 and references to the “year ended December 31” mean the results of Enbridge Gas for the year ended September 30.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Regulation

The Company’s Energy Transportation and Energy Distribution activities are subject to regulation by various authorities, including the National Energy Board (NEB), the Federal Energy Regulatory Commission (FERC), and the Ontario Energy Board (OEB). Regulatory bodies exercise statutory authority over matters such as construction, rates and underlying accounting practices, and ratemaking agreements with customers. In order to recognize the economic effects of the actions of the regulator, the timing of recognition of certain revenues and expenses in these operations may differ from that otherwise expected under generally accepted accounting principles.

Revenue Recognition

Revenues are recorded when products have been delivered or services have been performed. Certain of the Energy Transportation and Energy Distribution operations are subject to regulation and, accordingly, there are circumstances where revenues recognized do not match the cash tolls or the billed amounts. For rate-regulated operations, revenue is recognized in a manner that is consistent with the underlying rate design as mandated by the regulatory authority. Certain other operations recognize revenue under the terms of enforceable, committed long-term delivery contracts.

Income Taxes

The regulated activities of the Company recover income tax expense based on the taxes payable method when prescribed by regulators for ratemaking purposes or when stipulated in ratemaking agreements. Therefore, rates do not include the recovery of future income taxes related to temporary differences. Consequently, the taxes payable method is followed for accounting purposes as there is reasonable expectation that all future income taxes will be recovered in rates when they become payable.

For all other operations, the liability method of accounting for income taxes is followed. Future income tax assets and liabilities are determined based on temporary differences between the tax bases of assets and liabilities and their carrying values for accounting purposes. Future income tax assets and liabilities are measured using the tax rate that is expected to apply when the temporary differences reverse.

Effective January 1, 2000, the Company adopted new recommendations for accounting for income taxes. Adoption of the recommendations resulted in a charge to retained earnings of $112.0 million, of which $76.1 million related to rental assets of Enbridge Gas no longer regulated by the OEB, $22.4 million related to the tax effect of differences between the carrying amounts of investments and their respective tax bases, and the remaining $13.5 million related to other non-regulated assets.

Foreign Currency Translation

The functional currency of the Company’s foreign operations, except for certain financing and investing operations, is the U.S. dollar. These operations are self-sustaining and translated into Canadian dollars using the current rate method. Gains and losses resulting from these translation adjustments are included as a separate component of shareholders’ equity.

The Company’s foreign financing and investing operations are integrated with those of the parent company and are translated into Canadian dollars using the temporal method. Gains and losses resulting from these translation adjustments are included in earnings.

Cash

Cash includes short-term and demand deposits with a term to maturity of three months or less and are recorded at cost.

Gas in Storage

Natural gas in storage is recorded in inventory at prices approved by the OEB in the determination of customer sales rates. The actual price of gas purchased may differ from the OEB-approved price and includes the effect of natural gas price risk management activities. The difference between the approved price and the actual cost of the gas purchased is deferred for future disposition by the OEB.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Property, Plant and Equipment

Expenditures for system expansion and major renewals and betterments are capitalized; maintenance and repair costs are expensed as incurred. Regulated operations capitalize an allowance for interest during construction and, if approved, an allowance for equity funds used during construction, at rates authorized by the regulatory authorities.

Depreciation

Depreciation of property, plant and equipment generally is provided on a straight-line basis over the estimated service lives of the assets.

Future Removal and Site Restoration Costs

Future removal and site restoration costs for the Energy Transportation operations are not determinable and will be recognized when approved for recovery in tolls by the regulators. Accordingly, no provision has been made for these costs as there is reasonable expectation that they will be recovered through future tolls when they become payable.

Depreciation expense for Energy Distribution operations includes a provision for future removal and site restoration costs at rates approved by the regulator. Actual costs incurred are charged to accumulated depreciation.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net identifiable assets upon acquisition of a business. Effective January 1, 2002, the Company adopted the new standard of the Canadian Institute of Chartered Accountants (CICA) related to goodwill and other intangible assets. Under the new standard, goodwill is not amortized but is tested for impairment at least annually and written down to fair value if the criteria for impairment are met. The standard is being applied prospectively. Goodwill arising from the acquisition of Midcoast Energy Resources, Inc. in May 2001 (sold to EEP in October 2002), was amortized on a straight-line basis over 30 years prior to the adoption of the new standard. Results of operations for the year ended December 31, 2001 included goodwill amortization of $7.2 million. This amortization reduced both earnings per common share and diluted earnings per common share by $0.05 for the year ended December 31, 2001.

Derivative Financial Instruments

Gains and losses on financial instruments used to hedge the Company’s net investment in foreign operations are included in the foreign currency translation adjustment in shareholders’ equity. Amounts received or paid related to derivative financial instruments used to hedge the currency risk of cash flows from foreign currency denominated transactions are recognized concurrently with the hedged cash flows. Amounts received or paid related to derivative financial instruments used to hedge the price of energy commodities are recognized as part of the cost of the underlying physical purchases. For other derivative financial instruments used for hedging purposes, amounts received or paid, including any gains and losses realized upon settlement, are recognized over the term of the hedged item.

The Company applies settlement accounting to derivative financial instruments. Under this method, gains and losses on derivative instruments that qualify for hedge accounting are not recorded until they are realized. The notional amounts are not recorded in the financial statements as they do not represent amounts exchanged by the counterparties.

Post-Employment Benefits

The Company maintains both defined benefit and defined contribution pension plans. Pension costs and obligations for the defined benefit pension plans are determined using the projected benefit method and are charged to earnings as services are rendered, except for the regulated operations of the Energy Distribution segment where contributions made to the plan are expensed as paid, consistent with the recovery of such costs in rates. For the defined contribution plans, contributions made by the Company are expensed.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company also provides post-employment benefits other than pensions, including group health care and life insurance benefits for eligible retirees, their spouses and qualified dependants. The cost of such benefits is accrued during the years employees render service, except for the regulated operations of the Energy Distribution segment where the cost of providing these benefits is expensed as paid, consistent with the recovery of such costs in rates.

Stock-Based Compensation

Effective January 1, 2002, the Company adopted the new CICA standard for stock-based compensation. Awards not required to be expensed under the new standard, such as stock options, are accounted for as capital transactions when the options are exercised. The standard requires retroactive application for certain other stock compensation awards as a charge to opening retained earnings without restatement of prior periods. Outstanding stock appreciation rights, which expire in 2003 and 2004, resulted in a charge to opening retained earnings, on adoption, of $5.4 million.

Comparative Amounts

Certain comparative amounts have been restated to conform with the current year’s financial statement presentation.

Change in Accounting Policy

In September 2002, the CICA announced the deferral of the effective date of the accounting guideline on Hedging Relationships to fiscal years beginning on or after July 1, 2003. In addition, in December 2002, the CICA approved an exposure draft to amend the guideline. As a result, the Company is deferring adoption of the new guideline.

2.	SEGMENTED INFORMATION

	Year ended December 31, 2002

	Energy
	Transportation
			Energy
	North	South	Distribution	International	Corporate[1]	Consolidated

	(millions of dollars)
Revenues	742.7	1,264.2	2,506.6	27.2	6.8	4,547.5
Gas costs	—	(1,051.4)	(1,526.6)	—	—	(2,578.0)
Operating and administrative	(263.6)	(130.7)	(404.3)	(19.0)	(16.5)	(834.1)
Depreciation	(143.2)	(24.8)	(229.9)	(2.9)	(3.1)	(403.9)
Loss on sale of Enbridge Midcoast Energy assets	—	(122.7)	—	—	—	(122.7)

Operating income/(loss)	335.9	(65.4)	345.8	5.3	(12.8)	608.8
Investment and other income	82.7	44.2	19.9	64.0	72.3	283.1
Interest and preferred equity charges	(99.8)	(28.1)	(161.1)	(1.6)	(165.0)	(455.6)
Income taxes	(82.6)	7.9	(90.8)	0.3	63.1	(102.1)

Earnings/(loss) from continuing operations	236.2	(41.4)	113.8	68.0	(42.4)	334.2

Earnings from discontinued operations						242.3

Earnings applicable to common shareholders						576.5

	Year ended December 31, 2001

	Energy
	Transportation
			Energy
	North	South	Distribution	International	Corporate[1]	Consolidated

	(millions of dollars)
Revenues	695.6	708.8	2,638.3	30.8	7.4	4,080.9
Gas costs	—	(558.9)	(1,643.9)	—	—	(2,202.8)
Operating and administrative	(242.6)	(71.3)	(385.1)	(19.0)	(21.1)	(739.1)
Depreciation	(134.9)	(29.2)	(222.1)	(2.5)	(3.8)	(392.5)

Operating income/(loss)	318.1	49.4	387.2	9.3	(17.5)	746.5
Investment and other income/(expense)	69.6	53.0	(0.2)	27.0	45.5	194.9
Interest and preferred equity charges	(104.0)	(28.3)	(161.7)	(0.1)	(167.4)	(461.5)
Income taxes	(78.6)	(27.7)	(43.5)	(0.6)	83.7	(66.7)

Earnings/(loss) from continuing operations	205.1	46.4	181.8	35.6	(55.7)	413.2

Earnings from discontinued operations						45.3

Earnings applicable to common shareholders						458.5

	Year ended December 31, 2000

	Energy
	Transportation
			Energy
	North	South	Distribution	International	Corporate[1]	Consolidated

	(millions of dollars)
Revenues	699.5	30.1	1,812.4	22.2	6.4	2,570.6
Gas costs	—	—	(958.8)	—	—	(958.8)
Operating and administrative	(243.9)	(18.5)	(307.8)	(17.8)	(25.0)	(613.0)
Depreciation	(156.3)	(7.5)	(214.3)	(0.7)	(8.7)	(387.5)

Operating income/(loss)	299.3	4.1	331.5	3.7	(27.3)	611.3
Investment and other income	55.3	35.3	50.8	22.6	7.5	171.5
Interest and preferred equity charges	(106.4)	(1.9)	(166.1)	—	(137.0)	(411.4)
Income taxes	(55.6)	(14.2)	(13.0)	0.1	69.0	(13.7)

Earnings/(loss) from continuing operations	192.6	23.3	203.2	26.4	(87.8)	357.7

Earnings from discontinued operations						34.6

Earnings applicable to common shareholders						392.3

1.	Corporate includes new business development activities and investing and financing activities, including general corporate investments and financing costs not allocated to the business segments.

2.	The measurement basis for preparation of segmented information is consistent with the significant accounting policies described in Note 1.

3.	Segmented information was restated to reflect changes in the internal organization of the Company in the fourth quarter of 2002.

Total Assets

	December 31,

	2002	2001

	(millions of dollars)
Energy Transportation North	4,621.3	4,244.2
Energy Transportation South[1]	1,151.1	1,544.9
Energy Distribution	5,275.8	5,401.8
International	830.7	294.3
Corporate	1,108.5	769.5

	12,987.4	12,254.7
Discontinued Operations	—	873.0

	12,987.4	13,127.7

1.	Includes goodwill of $330.4 million in 2001 related to the acquisition of Enbridge Midcoast Energy, sold in the fourth quarter of 2002, as described in Note 3.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Additions to Property, Plant and Equipment

	Year ended December 31,

	2002	2001	2000

	(millions of dollars)
Energy Transportation North	257.4	216.1	85.9
Energy Transportation South	128.9	85.9	0.6
Energy Distribution	313.2	302.6	255.4
International and Corporate	7.5	35.2	2.0

	707.0	639.8	343.9
Discontinued Operations	22.9	43.5	20.4

	729.9	683.3	364.3

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	SEGMENTED INFORMATION (Continued)

Geographic Information

Revenues

	Year ended December 31,

	2002	2001	2000

	(millions of dollars)
Canada	3,102.3	3,317.7	2,511.1
United States	1,418.0	736.8	41.8
Other	27.2	26.4	17.7

	4,547.5	4,080.9	2,570.6

Revenues are attributed to countries based on the country of origin of the product or services sold.

Property, Plant and Equipment

	December 31,

	2002	2001

	(millions of dollars)
Canada	6,733.6	6,630.4
United States	204.8	176.9
Other	9.2	10.2

	6,947.6	6,817.5

3.	SALE OF ENBRIDGE MIDCOAST ENERGY ASSETS

In October 2002, the Company closed the sale of the United States assets of Enbridge Midcoast Energy to EEP, including the Northeast Texas assets described in Note 4, for proceeds of US$820.0 million. The Company received cash proceeds of approximately US$339.0 million and the remaining consideration, in the form of assumed affiliate debt, will be settled when EEP secures additional financing.

The Company continues to exercise significant influence over the assets sold and, for the period that the assets were held for sale, results of operations were not segregated from continuing operations. For the year ended December 31, 2002, excluding the loss on sale of $82.2 million after tax, the assets generated after-tax earnings of $7.3 million.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.	ACQUISITIONS

Northeast Texas

In March 2002, the Company acquired natural gas gathering and processing facilities in Northeast Texas for cash consideration of $289.3 million. These assets are included in the sale described in Note 3. The results of operations have been included in the consolidated statement of earnings for the period of ownership.

(millions of dollars)

Fair Value of Assets Acquired
Property, plant and equipment	242.3
Goodwill	56.2
Working capital deficiency	(9.2)

289.3

Purchase Price
Cash	288.2
Transaction costs	1.1

289.3

Midcoast Energy Resources, Inc.

On May 11, 2001, the Company acquired all the outstanding shares of Midcoast Energy Resources, Inc., a Houston-based energy company, for cash consideration of $561.8 million and the assumption of long-term debt. This business is included in the sale described in Note 3. The acquisition was accounted for using the purchase method and the results of operations have been included in the consolidated statements of earnings from the date of acquisition until they were sold in October 2002.

(millions of dollars)

Fair Value of Assets Acquired
Property, plant and equipment	677.3
Working capital deficiency	(37.2)
Goodwill	328.9
Future income taxes	(39.0)
Other non-current assets	37.8

967.8

Purchase Price
Cash	554.5
Long-term debt assumed	406.0
Transaction costs	7.3

967.8

Frontier Pipeline Company

The Company acquired an additional 34.0% interest in Frontier Pipeline Company for $46.0 million in December 2001, increasing the Company’s ownership to 77.8%. The purchase price was allocated primarily to property, plant and equipment.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.	DISCONTINUED OPERATIONS

The sale of the Company’s operations that provide energy products and services to retail and commercial customers, including the water heater rental program, closed in May 2002.

Selected financial information related to discontinued operations is as follows.

Earnings

	Year ended December 31,

	2002	2001	2000

	(millions of dollars)
Net gain on disposition, net of tax	240.0	—	—
Earnings	2.3	45.3	34.6

Earnings from discontinued operations	242.3	45.3	34.6

Selected Earnings Information

	Year ended December 31,

	2002	2001	2000

	(millions of dollars)
Revenues	181.9	463.0	388.5

Income tax expense/(recovery)	34.6	2.5	(15.6)

Allocated interest expense	12.1	35.4	38.5

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.	PROPERTY, PLANT AND EQUIPMENT

	December 31, 2002

	Weighted Average
	Depreciation		Accumulated
	Rate	Cost	Depreciation	Net

	(millions of dollars)
Energy Transportation North	3.3%	4,526.2	1,657.9	2,868.3
Energy Transportation South	4.1%	262.0	99.7	162.3
Energy Distribution	3.6%	4,687.4	822.3	3,865.1
Other	6.6%	73.0	21.1	51.9

		9,548.6	2,601.0	6,947.6

	December 31, 2001

	Weighted Average
	Depreciation		Accumulated
	Rate	Cost	Depreciation	Net

	(millions of dollars)
Energy Transportation North	2.5%	4,260.1	1,516.8	2,743.3
Energy Transportation South	3.9%	266.9	90.0	176.9
Energy Distribution	3.2%	4,542.2	706.7	3,835.5
Other	6.1%	74.3	12.5	61.8

		9,143.5	2,326.0	6,817.5

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.	LONG-TERM INVESTMENTS

	December 31,

	Ownership
	Interest	2002	2001

	(millions of dollars)
Equity Investments
Energy Transportation North
Alliance Pipeline	37.1%	678.6	376.6
Vector Pipeline	45.0%	474.8	472.9
AltaGas Services	40.3%	204.2	181.1

		1,357.6	1,030.6
Energy Transportation South
The Partnership	14.1%	815.5	93.5
Chicap Pipeline	22.8%	32.4	31.7

		847.9	125.2
Energy Distribution
Noverco	32.1%	28.9	33.9
Aux Sable	30.9%	135.0	124.6

		163.9	158.5
International
Compañía Logistica de Hidrocarburos (CLH)	25.0%	541.2	—
Other		31.2	28.8
Cost Investments
Energy Distribution
Noverco		181.4	181.4
International
OCENSA Pipeline		223.3	223.3
Global Thermoelectric		25.0	25.0

		3,371.5	1,772.8

Equity investments include $551.9 million (2001 — $208.1 million) representing the unamortized excess of the purchase price over the underlying net book value of the investee’s assets at the date of purchase. The excess has been allocated to property, plant and equipment on the basis of estimated fair values and is amortized over the economic life of the assets.

In October 2002, EEM, a partially-owned subsidiary, completed an initial public offering of 9,000,000 limited liability shares. The proceeds from the offering were used to purchase i-units, a new class of limited partnership interests from EEP. The Company purchased 17.2% of the EEM shares, increasing its total net investment in the Partnership to 14.1% from 12.9%. Although 82.8% of EEM is widely held, the Company has voting control of EEM. The Company’s statement of financial position includes 100% of EEM’s investment in EEP which totals $529.9 million. The Company’s net investment in the Partnership, after deducting the non-controlling interest of $438.8 million, is $376.7 million.

In 2002 and prior to the formation of EEM, EEP completed a public issue of partnership units. As the Company elected not to participate in this offering, its effective interest in EEP was reduced to 12.9% from 13.6%. This resulted in recognition of a dilution gain of $10.0 million, before tax. In 2001, EEP completed two public issues of partnership units, in which the Company elected not to participate. As a result of these offerings, the Company’s effective ownership interest in EEP was reduced to 13.6% from 15.3%, resulting in recognition of dilution gains of $23.4 million, before tax.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In 2002, the Company invested $294.7 million in Alliance and $20.6 million in Aux Sable, increasing the Company’s ownership interests from 21.4% to 37.1% and 21.4% to 30.9%, respectively. The purchase price included $7.1 million representing the excess of the purchase price over the underlying net book value of the assets. The excess has been allocated to property, plant and equipment and is being amortized over the economic life of the assets.

In 2002, the Company invested $430.8 million in CLH, a refined products transportation and storage company in Spain. The Company’s 25% interest is accounted for by the equity method. Contingent consideration of up to 90 million Euros ($149.1 million) will become payable over the next four years if certain minimum annual volume targets are met. The purchase price included $340.9 million representing the excess of the purchase price over the underlying net book value of the assets. The excess has been allocated to property, plant and equipment and is being amortized over the economic life of the assets.

Noverco holds an approximate 10% reciprocal shareholding in the Company. As a result, the Company has a pro-rata interest of 3.2% in its own shares (2001 — 3.2%). Both the equity investment in Noverco Inc. and shareholders’ equity have been reduced by the reciprocal shareholding of $135.7 million (2001 — $128.2 million).

Income from Equity Investments

	Year ended December 31,

	2002	2001	2000

	(millions of dollars)
Energy Transportation North	78.6	65.6	54.2
Energy Transportation South	41.9	32.0	37.7
Energy Distribution	(3.7)	(17.9)	7.5
International	34.1	0.3	—

	150.9	80.0	99.4

Consolidated retained earnings at December 31, 2002 includes undistributed earnings from equity investments of $155.7 million (2001 — $104.1 million).

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	DEBT

			December 31,
	Weighted Average
	Interest Rate	Maturity	2002	2001

			(millions of dollars)
Energy Transportation North
Debentures	9.07%	2008-2024	300.0	300.0
Medium-term notes	6.66%	2005-2029	622.5	622.3
Other[1]			58.8	150.1
Energy Transportation South
Senior term notes[2] (US$275.0 million)	8.08%	2005-2007	397.8	397.8
Variable rate credit facility[3]		2003	252.7	477.8
Energy Distribution
Debentures	11.00%	2004-2024	635.0	635.0
Medium-term notes[4]	5.86%	2003-2028	1,105.0	1,105.0
Other			9.0	9.5
Corporate
Medium-term notes	6.14%	2004-2032	1,788.7	1,927.9
Variable rate credit facility		2005	400.0	400.0
Preferred securities (Note 9)	7.79%	2048-2051	16.3	10.3
Other[5]			1,106.8	1,697.3

Total Debt			6,692.6	7,733.0

Current maturities of long-term debt			225.0	325.0

Other short-term debt			427.3	1,494.7

Current Maturities and Short-Term Debt			652.3	1,819.7

Long-Term Debt			6,040.3	5,913.3

1.	Primarily commercial paper borrowings.

2.	The principal amount is recorded at the swapped rate.

3.	Includes US$160.0 million (2001 — US$300.0 million).

4.	Includes $100.0 million floating rate note swapped to 3.03%.

5.	Primarily commercial paper borrowings. Includes US$582.5 million (2001 — US$470.2 million).

Short-term debt in the amount of $1,000.0 million (2000 — $840.0 million) is supported by the availability of long-term committed credit facilities and has been classified as long-term debt.

Long-term debt maturities for the years ending December 31, 2003 through 2007 are $225.0 million, $450.0 million, $928.6 million, $440.0 million and $369.3 million, respectively.

Short-term Borrowings

Short-term borrowings, which primarily finance gas in storage and other working capital items, are comprised of commercial paper with maturities of less than one year. Of these borrowings, $100 million (2001 — $200.0 million) was swapped to a weighted average fixed interest rate of 2.6% (2001 — 5.7%).

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Interest Rate Management

		December 31,

	Weighted Average	2002	2001
	Effective Rate[1]	Notional Amounts

		(millions of dollars)
Energy Transportation North
Commercial paper	6.04%	25.4	25.4
Energy Transportation South
Senior term notes[2]	7.40%	US$275.0	US$275.0
Variable rate credit facilities	—	—	US$140.0
Corporate
Medium-term notes	—	—	40.0
Variable rate debt	2.30%	400.0	400.0
Commercial paper	—	—	150.0

1.	Reflects the effective rate after giving effect to floating to fixed swap agreements.

2.	Subject to a cross-currency swap.

Interest Expense

	Year ended December 31,

	2002	2001	2000

	(millions of dollars)
Long-term debt	392.9	345.0	375.2
Commercial paper and other short-term debt	29.0	85.8	1.5
Short-term borrowings	9.6	12.2	18.5
Capitalized	(9.5)	(5.9)	(6.0)

	422.0	437.1	389.2

In 2002, total interest paid was $429.3 million (2001 — $452.2 million; 2000 — $372.0 million).

Credit Facilities

	December 31, 2002

	Committed	Uncommitted	Drawdowns

	(millions of dollars)
Energy Transportation North	150.0	—	—
Energy Transportation South (US$300.0 million)	473.9	—	252.7
Energy Distribution	659.0	5.5	14.5
Corporate	1,900.0	—	400.0

	3,182.9	5.5	667.2

Committed facilities carry a weighted average standby fee of 0.097% per annum on the unutilized portion. The committed facilities for Energy Transportation North, Energy Transportation South and Energy Distribution expire in 2003 and are extendible annually subject to the approval of the lenders. The committed facilities for Corporate expire in 2003, 2005 and 2007 and are extendible annually thereafter subject to the approval of the lenders. Drawdowns under all of these facilities bear interest at prevailing market rates.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.	PREFERRED SECURITIES

In 2002, the Company completed a public offering of 7.8% Preferred Securities for $200.0 million. Net proceeds were $193.5 million. The Company also has outstanding $175.0 million of 7.6% and $175.0 million of 8.0% Preferred Securities. The Preferred Securities may be redeemed at the Company’s option, in whole or in part, after the fifth anniversary of each issue. The Company has the right to defer, subject to certain conditions, payments of distributions on the securities for up to 20 consecutive quarterly periods. Since deferred and regular distributions may be settled through the issuance of common shares at the Company’s option, the Preferred Securities are classified into their respective debt and equity components. The equity component of the Preferred Securities is $533.7 million at December 31, 2002 (2001 — $339.7 million).

10.	SHARE CAPITAL

The authorized share capital of the Company consists of an unlimited number of common shares with no par value and an unlimited number of preferred shares.

Common Shares

	December 31,

	2002		2001		2000

	Number		Number		Number
	of Shares	Amount	of Shares	Amount	of Shares	Amount

	(millions of dollars; number of common shares in millions)
Balance at beginning of year	162.9	1,875.9	161.8	1,852.6	156.3	1,677.2
Dividend Reinvestment and Share Purchase Plan	0.2	8.3	0.2	7.2	0.2	7.2
Issued to Noverco	0.5	23.1	—	—	0.6	19.7
Public issue	5.0	225.4	—	—	4.5	143.9
Other	1.1	36.3	0.9	16.1	0.2	4.6

Balance at end of year	169.7	2,169.0	162.9	1,875.9	161.8	1,852.6

Preferred Shares

The 5,000,000 5.5% Cumulative Redeemable Preferred Shares, Series A are entitled to fixed, cumulative, preferential dividends of $1.375 per share per year, payable quarterly. On or after December 31, 2003, the Company may, at its option, redeem all or a portion of the outstanding preferred shares for $26.00 per share if redeemed on or prior to December 1, 2004; $25.75 if redeemed on or prior to December 1, 2005; $25.50 if redeemed on or prior to December 1, 2006; $25.25 if redeemed on or prior to December 1, 2007; and $25.00 if redeemed thereafter, in each case with all accrued and unpaid dividends to the redemption date.

Earnings Per Common Share

Earnings per common share is calculated by dividing earnings applicable to common shareholders by the weighted average number of common shares outstanding. The weighted average number of shares outstanding has been reduced by the Company’s pro-rata weighted average interest in its own common shares of 5.3 million shares (2001 — 5.2 million shares), resulting from the investment in Noverco.

The treasury stock method, used for calculating diluted earnings per share, uses an adjusted weighted average number of common shares outstanding which reflects the exercise of stock options.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	December 31,

	2002	2001	2000

	(number of common shares in millions)
Weighted average shares outstanding	160.3	157.3	154.5
Effect of dilutive securities
Stock options	1.7	1.5	0.8

Diluted weighted average shares outstanding	162.0	158.8	155.3

Dividend Reinvestment and Share Purchase Plan

Under the plan, registered shareholders may reinvest dividends in common shares of the Company or make optional cash payments to purchase additional common shares, in either case free of brokerage or other charges.

Shareholder Rights Plan

The Shareholder Rights Plan is designed to encourage the fair treatment of shareholders in connection with any takeover offer for the Company. Rights issued under the plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the Company’s outstanding common shares without complying with certain provisions set out in the plan or without approval of the Board of Directors of the Company. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and related parties, will have the right to purchase common shares of the Company at a 50% discount to the market price at that time.

11.	STOCK OPTION PLAN

The Company’s Incentive Stock Option Plan (1999) includes fixed stock options and performance-based stock options. A maximum of 12 million common shares is reserved for issuance under the plan.

Fixed Stock Options

Full-time, key employees are granted options to purchase common shares that are exercisable at the market price of common shares at the date the options are granted. Generally, options vest in equal annual installments over a four-year period and expire ten years after the issue date. Outstanding stock options expire over a period ending no later than September 16, 2012.

Outstanding Options

	December 31,

	2002		2001		2000

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Number	Price	Number	Price	Number	Price

	(options in thousands; exercise price in dollars)
Options at beginning of year	5,120	29.06	4,112	26.76	3,116	26.63
Options granted	1,024	43.80	2,024	30.11	1,360	26.74
Options exercised	(1,003)	26.31	(843)	19.27	(179)	19.85
Options cancelled or expired	(99)	37.59	(173)	34.47	(185)	31.17

Options at end of year	5,042	32.16	5,120	29.06	4,112	26.76

Options vested	2,639		2,853		1,757

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Option Characteristics

	December 31, 2002

	Options Outstanding			Options Vested

		Weighted	Weighted
		Average	Average		Weighted
Exercise	Number	Remaining	Exercise	Number	Average
Price Range	(000's)	Life (years)	Price	(000's)	Exercise Price

	(options in thousands; exercise price in dollars)
12.44 - 19.99	532	1.84	16.74	532	16.74
20.00 - 29.99	1,445	6.29	25.81	867	25.21
30.00 - 39.99	2,027	6.95	35.61	1,229	34.47
40.00 - 47.71	1,038	9.09	42.14	11	40.10

	5,042			2,639

Performance-based Options

The Plan provides for the grant of performance-based options to executive officers. Vesting is based on the performance of the Company’s common share price. New performance-based options were granted in 2002. The options vest in equal annual installments over a five-year period and become exercisable, as to 50% of the grant, when the market price of a common share exceeds $61.00 per share for 20 consecutive trading days during the five-year period ended September 16, 2007. If the share price exceeds $71.00 for 20 consecutive trading days prior to September 16, 2007, the remaining options will become exercisable. The performance-based options expire on September 16, 2007 if the share price target is not reached but extend to September 16, 2010 for options that become exercisable.

	December 31,

	2002		2001		2000

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Number	Price	Number	Price	Number	Price

	(options in thousands; exercise price in dollars)
Options at beginning of year	1,479	32.03	1,480	31.60	1,480	31.60
Options granted	810	46.30	65	41.13	—	—
Options exercised	(244)	31.66	—	—	—	—
Options cancelled	—	—	(66)	31.35	—	—

Options at end of year	2,045	37.73	1,479	32.03	1,480	31.60

Options vested	1,235	32.10	740	31.31	—	—

Pro forma Compensation Expense

If the Company had used the fair-value based method to account for fixed stock options and performance-based options, earnings and earnings per share would have been as follows.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year ended
December 31, 2002

(millions of
dollars)
Earnings applicable to common shareholders from continuing operations
As reported	334.2
Stock-based compensation expense	2.9

Pro forma	331.3

Earnings applicable to common shareholders
As reported	576.5
Stock-based compensation expense	2.9

Pro forma	573.6

Earnings per common share from continuing operations
As reported	2.09

Pro forma	2.07

Earnings per common share
As reported	3.60

Pro forma	3.58

1.	Pro forma earnings and earnings per share do not reflect options granted prior to January 1, 2002, the date of adoption of the standard on stock-based compensation.

2.	The Black-Scholes model was used to calculate the fair value of the fixed stock options. Significant assumptions include a risk-free interest rate of 5.33%, expected volatility of 25%, an expected life of 10 years and an expected dividend yield of 3.51%. The weighted average grant-date fair value was $11.42 for the fixed stock options granted during the year ended December 31, 2002.

3.	A barrier valuation model was used to calculate the fair value of the performance-based options. Significant assumptions include a risk-free interest rate of 4.20%, expected volatility of 24%, an expected life of 8 years and an expected dividend yield of 3.46%. The weighted average grant-date fair value was $7.65 for performance-based options granted during the year ended December 31, 2002.

12.	FINANCIAL INSTRUMENTS

Derivative Financial Instruments used for Risk Management

The Company is exposed to movements in foreign currency exchange rates, interest rates and the price of energy commodities, primarily natural gas. In order to manage these exposures for both shareholders and ratepayers, the Company utilizes derivative financial instruments to create offsetting positions to specific exposures. These instruments are not used for speculative purposes.

Derivative financial instruments involve credit and market risks. Credit risk arises from the possibility that a counterparty will default on its contractual obligations and is limited to those contracts where the Company would incur a loss in replacing the instrument. The Company minimizes credit risk by entering into risk management transactions only with institutions that possess investment grade credit ratings or with approved forms of collateral. For transactions with terms greater than five years, the Company may also retain the right to require a counterparty, that would otherwise meet the Company’s credit criteria, to provide collateral.

Foreign Exchange

The Company has an exposure to foreign currency exchange rates, primarily because of its US dollar denominated investments and its Euro investment in CLH where both carrying values and earnings are subject to foreign exchange risk. The Company utilizes par forward contracts and cross currency swaps to manage a portion of the foreign exchange exposure. In addition, cross currency swaps have been entered into to hedge the Company’s exposure on its US dollar denominated senior term notes.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Interest Costs

The Company enters into forward interest rate agreements, swaps and collars to swap floating rate debt to fixed and hedge against the effect of future interest rate movements on its variable rate debt. The Company monitors its debt portfolio mix of fixed and variable rate instruments and has entered into fixed to floating interest rate swaps, with notional amounts of $300 million, to manage the balance of fixed and floating rate debt.

Energy Commodity Costs

As a result of the sale of the assets of Enbridge Midcoast Energy, the Company’s commodity price risk exposure arising from holding inventory and purchase and sale commitments has been reduced. The Company continues to use over-the-counter natural gas price swaps, futures, options and collars to manage physical exposures that arise in the management of merchant capacity commitments to the Alliance and Vector pipelines.

Natural Gas Supply Management

The Company hedges a portion of the cost of future natural gas supply requirements of Enbridge Gas, as allowed by the regulator. Amounts paid or received under the hedge agreements are recognized as part of the cost of the natural gas purchases and are recovered through the ratemaking process. At December 31, 2002, the Company had entered into natural gas price swaps and options to manage the price for approximately 4.3%, or 5.9 billion cubic feet, of its forecast fiscal 2003 system gas supply.

Fair Values

The fair values of derivatives have been estimated using year-end market information. These fair values approximate the amount that the Company would receive or pay to terminate the contracts.

	December 31,

	2002			2001

	Notional	Fair Value		Notional	Fair Value
	Principal	Receivable/		Principal	Receivable/
	or Quantity	(Payable)	Maturity	or Quantity	(Payable)	Maturity

	(millions of dollars except natural gas derivatives)
Foreign exchange
U.S. cross currency swaps	535.8	24.9	2005-2022	535.8	26.3	2005-2022
Euro cross currency swaps	371.1	(54.4)	2003	—	—	—
Forwards (cumulative exchange amounts)	1,993.0	(244.6)	2003-2022	2,130.1	(165.9)	2002-2022
Energy Commodities
Natural gas (bcf)	35.3	(1.5)	2003-2004	74.4	(41.1)	2002-2006
Natural gas supply management (bcf)	5.9	(0.2)	2003	36.0	(37.1)	2002
Interest rates
Interest rate swaps	934.1	0.6	2003-2029	955.4	(12.7)	2002-2029
Forward interest rate swaps	—	—	—	600.0	(6.5)	2002

In addition, the Company has forward foreign exchange contracts with a notional principal of Canadian $449 million, to exchange Canadian for U.S. dollars. The instruments expire in 2003, 2005 and 2007. The contracts are not effective hedges for accounting purposes but offset an exposure related to income taxes on foreign currency gains or losses on Canadian dollar debt of a U.S. subsidiary. These instruments are recorded at fair value and have a fair value receivable of $36.9 million as at December 31, 2002 (2001 — $23.9 million).

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As the Company has not settled any hedging instruments in advance of the hedged transactions, there were no deferred gains or losses for any of the Company’s hedges of anticipated transactions at December 31, 2002 and 2001. A credit risk on derivative financial instruments amounted to $105.3 million at December 31, 2002 with no significant concentration with any single counterparty.

Fair Values of Other Financial Instruments

The fair value of financial instruments, other than derivatives, represents the amounts that would have been received from or paid to counterparties, calculated at the reporting date, to settle these instruments. The carrying amount of all financial instruments classified as current approximates fair value because of the short maturities of these instruments. The estimated fair values of all other financial instruments are based on quoted market prices or, in the absence of specific market prices, on quoted market prices for similar instruments and other valuation techniques.

The carrying amounts of all financial instruments, except for debt, approximate fair value. The fair value of debt does not include the effects of hedging.

Total Debt

	December 31,

	2002		2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(millions of dollars)
Energy Transportation North	981.3	1,084.5	1,072.4	1,116.8
Energy Transportation South	650.5	686.6	875.6	910.6
Energy Distribution	1,749.0	1,989.2	1,749.5	1,956.6
Corporate	3,311.8	3,394.7	4,035.5	4,055.6

	6,692.6	7,155.0	7,733.0	8,039.6

Trade Credit Risk

Trade receivables related to Energy Transportation North consist primarily of amounts due from companies operating in the oil and gas industry and are collateralized by the crude oil and other products contained in the Company’s pipelines and storage facilities. Credit risk in the Energy Distribution segment is reduced by the large and diversified customer base and the ability to recover an estimate for doubtful accounts through the ratemaking process. Included in accounts receivable is an allowance for doubtful accounts of $31.1 million at December 31, 2002 (2001 — $29.9 million).

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.	INCOME TAXES

Income Tax Rate Reconciliation

	Year ended December 31,

	2002	2001	2000

	(millions of dollars)
Earnings before income taxes	746.9	552.1	412.6

Combined statutory income tax rate	38.0%	41.0%	43.3%

Income taxes at statutory rate	283.8	226.3	178.8
Increase/(decrease) resulting from:
Tax rate reductions on future income tax balances	8.1	(67.5)	(103.7)
Future income taxes related to regulated operations	(36.7)	(35.7)	(40.9)
Non-taxable items, net	(99.5)	(28.2)	(31.0)
Lower foreign tax rates	(42.2)	(36.8)	(21.0)
Large Corporations Tax in excess of surtax	16.9	18.8	16.1
Other	6.3	(7.7)	(0.2)

Income Taxes	136.7	69.2	(1.9)

Continuing operations	102.1	66.7	13.7
Discontinued operations	34.6	2.5	(15.6)

	136.7	69.2	(1.9)

Effective income tax rate	18.3%	12.5%	—

In 2002, income taxes paid amounted to $105.2 million (2001 — $110.5 million; 2000 — $114.7 million).

Components of Future Income Taxes

	December 31,

	2002	2001

	(millions of dollars)
Future Income Tax Liabilities
Differences in accounting and tax bases of property, plant and equipment	313.8	403.5
Differences in accounting and tax bases of investments	525.7	267.6
Other	110.1	154.5

	949.6	825.6

Future Income Tax Assets
Loss carryforwards	283.0	232.1
Other	38.2	12.7

	321.2	244.8

Total Net Future Income Tax Liability	628.4	580.8

Accumulated future income taxes related to rate-regulated operations which have not been recorded in the accounts amounted to $511.2 million at December 31, 2002 (2001 — $506.3 million). Had the liability method been prescribed by the regulatory authorities for ratemaking purposes, such amounts would have been recorded and recovered in revenues.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2002, the Company has recognized the benefit of unused tax loss carryforwards of $822.4 million. Unused tax loss carryforwards expire as follows: 2003 — $1.6 million; 2004 — $5.8 million; 2005 — $33.8 million; 2006 - $129.1 million; 2007 — $182.3 million; 2008 — $69.2 million and 2009 and beyond — $400.6 million.

Geographic Components of Pretax Earnings and Income Taxes

	Year ended December 31,

	2002	2001	2000

	(millions of dollars)
Earnings before income taxes
Canada	346.1	297.2	273.3
United States	(5.0)	103.8	73.3
Other	128.8	103.3	47.0

Continuing operations	469.9	504.3	393.6
Discontinued operations	276.9	47.8	19.0

	746.8	552.1	412.6

Current income taxes
Canada	154.8	44.4	129.4
United States	3.2	8.9	(4.5)
Other	8.8	10.0	5.9

Continuing operations	166.8	63.3	130.8
Discontinued operations	36.9	20.1	24.4

	203.7	83.4	155.2

Future income taxes
Canada	(54.5)	(9.0)	(112.4)
United States	(10.5)	12.4	(4.7)
Other	0.3	—	—

Continuing operations	(64.7)	3.4	(117.1)
Discontinued operations	(2.3)	(17.6)	(39.9)

	(67.0)	(14.2)	(157.0)

Continuing operations	102.1	66.7	13.7
Discontinued operations	34.6	2.5	(15.6)

	136.7	69.2	(1.9)

14.	POST-EMPLOYMENT BENEFITS

Pension Plans

The Company has three pension plans which provide either defined benefit or defined contribution pension benefits or both for employees of the Company. The Energy Transportation North pension plan provides non-contributory defined pension and/or defined contribution benefits to employees. The Energy Transportation South pension plan provides either non-contributory defined benefit pension benefits or contributory defined contribution pension benefits. The Enbridge Gas pension plan provides contributory defined benefit pension and/or defined contribution benefits to the majority of its employees.

Defined Benefit Plans

Retirement benefits under defined benefit plans are based on employees’ years of service and remuneration. Contributions made by the Company are made in accordance with independent actuarial valuations and are invested primarily in publicly-traded equity and fixed income securities. The most recent actuarial valuation was performed as of January 1, 2002.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Pension costs under the defined benefit pension plans reflect management’s best estimates of the rate of return on pension plan assets, rate of salary increases and various other factors including mortality rates, terminations and retirement ages. Adjustments arising from plan amendments, actuarial gains and losses, and changes to assumptions are amortized over the expected average remaining service lives of the employees.

Defined Contribution Plans

Contributions are generally based on the employee’s age and/or years of service. For the Energy Transportation South pension plan, contributions to the defined contribution plans are also based on employee contributions. For defined contribution pension benefits, pension expense equals amounts required to be contributed by the Company.

Post-employment Benefits Other than Pensions

Post-employment benefits other than pensions (OPEB) include supplemental health, dental and life insurance coverage for qualifying retired employees.

The following tables detail the changes in the benefit obligation, the fair value of plan assets and the recorded asset or liability using the accrual method.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	2002	2001	2002	2001

	OPEB		Pension Benefit

		(millions of dollars)
Change in benefit obligation
Benefit obligation, January 1	132.3	113.5	742.7	651.2
Service cost	4.2	3.7	18.7	20.4
Interest cost	8.8	8.0	45.9	45.4
Amendments	—	2.8	0.7	22.1
Employee contributions	0.3	0.3	0.1	4.1
Actuarial loss	31.4	6.4	8.5	38.2
Benefits paid	(5.7)	(4.7)	(37.9)	(44.0)
Divestitures	(10.6)	—	(67.8)	—
Effect of exchange rate changes	(0.2)	2.3	(0.8)	5.3

Benefit obligation, December 31	160.5	132.3	710.1	742.7

Fair value of plan assets
Fair value of plan assets, January 1	29.6	23.8	1,076.7	1,218.8
Actual return on plan assets	3.0	2.3	(20.3)	(122.9)
Employer’s contributions	8.5	6.4	19.7	9.4
Employee contributions	0.3	0.3	0.1	4.1
Benefits paid	(5.7)	(4.7)	(37.9)	(44.0)
Other	—	—	(2.3)	—
Divestitures	—	—	(100.9)	—
Effect of exchange rate changes	(0.2)	1.5	(2.0)	11.3

Fair value of plan assets, December 31	35.5	29.6	933.1	1,076.7

Asset/(Liability)
Plan assets in excess/(deficiency) of projected benefit obligations	(125.0)	(102.7)	223.0	334.0
Unrecognized prior service cost	3.4	3.6	20.8	25.6
Unrecognized plan surplus	36.2	46.3	—	—
Unrecognized net loss/(gain)	31.5	2.8	4.8	(119.7)

Recorded asset/(liability)	(53.9)	(50.0)	248.6	239.9

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Net Pension Plan and OPEB Costs

	Year ended December 31,

	2002	2001	2000

	(millions of dollars)
Benefits earned during the year	25.2	26.3	23.0
Interest cost on projected benefit obligations	54.5	55.2	51.1
Expected return on plan assets	(75.3)	(93.7)	(76.2)
Amortization and deferral of unrecognized amounts	6.9	(6.8)	(8.9)
Amount credited to EEP	(1.7)	5.5	6.5

Pension and OPEB expense/(credit)	9.6	(13.5)	(4.5)

The above tables reflect the funded status, recorded pension and OPEB assets and liabilities and pension and OPEB expense for all of the Company’s benefit plans on an accrual basis. However, in accordance with its ability to recover employee benefit costs on a pay-as-you-go basis for the regulated operations of Enbridge Gas, the Company records the cost of such benefits on a cash basis. Using the cash basis for the Enbridge Gas plans and the accrual method for other plans, the Company’s pension expense was $3.6 million (2001 — $4.0 million credit; 2000 — $2.7 million expense). The pension asset was $73.1 million (2001 — $64.8 million). The Company’s OPEB expense totalled $6.8 million (2001 — $5.9 million; 2000 — $5.6 million). The OPEB liability was $8.4 million (2001 — $6.8 million). The pension and OPEB assets and obligations for discontinued operations were included in the sale transaction.

Economic Assumptions

The assumptions made in the measurement of pension expense and the projected benefit obligation or asset of the pension plans and OPEB are as follows.

Year ended December 31,

	2002	2001	2000	2002	2001	2000

	OPEB			Pension Benefits

Discount rate	6.75 - 7.25%	7.0 - 7.5%	7.0 - 7.5%	6.75 - 7.25%	6.75 - 7.5%	7.0 - 7.5%
Average rate of salary increases				4.0%	4.0%	4.0%
Average rate of return on pension plan assets				3.9 - 8.0%	7.75 - 8.0%	7.75 - 8.0%
Medical cost trend rate	4.5 - 14.0%	4.5 - 11.0%	4.5 - 6.8%
Dental cost trend rate	4.5 - 5.5%	4.5 - 6.0%	4.5 - 6.0%

A 1% change in the assumed medical and dental care trend rate would result in a change of $27.1 million in the accumulated post-employment benefit obligations and a change of $2.2 million in OPEB expense.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.	INVESTMENT AND OTHER INCOME

	Year ended December 31,

	2002	2001	2000

	(millions of dollars)
Equity investments	150.9	80.0	99.4
Cost investments	61.1	51.9	44.4
Investment income	22.9	16.3	14.7
Allowance for equity funds used during construction	5.3	3.9	2.7
Gain/(loss) on foreign currency contracts	0.1	(1.7)	(24.5)
Gain on reduction of EEP ownership interest	10.0	23.4	—
Gain on sale of marketable securities	21.4	—	—
Other	11.4	21.1	34.8

	283.1	194.9	171.5

16.	CHANGES IN OPERATING ASSETS AND LIABILITIES

	Year ended December 31,

	2002	2001	2000

	(millions of dollars)
Accounts receivable and other	75.0	(583.7)	(65.3)
Gas in storage	76.0	(145.8)	(144.7)
Deferred amounts	72.4	(77.6)	(195.8)
Accounts payable and other	(76.4)	493.1	(132.8)
Interest payable	4.6	(9.1)	23.2

	151.6	(323.1)	(515.4)

Changes in accounts payable exclude changes in construction payables which are investing activities.

17.	RELATED PARTY TRANSACTIONS

EEP does not have any employees and uses the services of the Company for managing and operating its business. These services, which are charged at cost in accordance with service agreements, amounted to $97.2 million (2001 — $56.2 million; 2000 — $46.7 million).

18.	COMMITMENTS AND CONTINGENCIES

Enbridge Gas

The remediation of discontinued manufactured gas plant sites may result in future costs. The probable overall cost of remediation cannot be determined at this time due to uncertainty about the existence or extent of environmental risks, the complexity of laws and regulations, particularly with respect to sites decommissioned years ago and no longer owned by Enbridge Gas, and the selection of alternative remediation approaches. Although there are no known regulatory precedents in Canada, there are precedents in the United States for recovery in rates of costs of a similar nature. If Enbridge Gas must contribute to any remediation costs, it would be generally allowed to recover in rates those costs not recovered through insurance or by other means and believes that the ultimate outcome of these matters would not have a significant impact on its financial position.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In October 2002, the Supreme Court of Canada granted an Application for Leave to Appeal to a customer who commenced an action against Enbridge Gas claiming that the OEB-approved late payment penalties charged to customers were contrary to Canadian federal law. The Court will hear the plaintiff’s appeal of the Ontario Court of Appeal’s decision, released in December 2001, to dismiss a Notice of Appeal filed by the plaintiff in April 2000. The Company believes it has sound defences to the plaintiff’s claim and it intends to vigorously defend the action.

CAPLA Claim

The Canadian Alliance of Pipeline Landowners’ Associations and two individual landowners have commenced an action, which they will be applying for certification as a class action, against the Company and TransCanada PipeLines Limited. The claim relates to restrictions in the National Energy Board Act on the landowners’ use of land within a 30-metre control zone on either side of the pipeline easements. The Company believes it has a sound defence and intends to vigorously defend the claim. Since the outcome is indeterminable, the Company has made no provision for any potential liability.

Enbridge Energy Partners

Enbridge Energy Company, Inc. (EEC), which holds a portion of the Company’s equity interest in EEP, has agreed to indemnify EEP from and against substantially all liabilities, including liabilities relating to environmental matters, arising from operations prior to the transfer of its pipeline operations to EEP in 1991. This indemnification does not apply to amounts that EEP would be able to recover in its tariff rates if not recovered through insurance, or to any liabilities relating to a change in laws after December 27, 1991. In addition, in the event of default, EEC, as the General Partner, is subject to recourse with respect to a portion of EEP’s long-term debt which amounts to US$279 million at December 31, 2002.

19.	UNITED STATES ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with Canadian GAAP. The effects of significant differences between Canadian GAAP and U.S. GAAP for the Company are described below.

Earnings and Comprehensive Income

	Year ended December 31,

	2002	2001	2000

	(millions of dollars except per share amounts)
Earnings under Canadian GAAP	610.1	482.9	414.5
Preferred security distributions[1]	(26.7)	(17.5)	(15.3)
Stock-based compensation[2]	(12.1)	(15.2)	—
Tax effect of the above adjustment	4.9	6.1	—
Future income tax recovery/(expense)[3]	—	92.8	(182.8)

Earnings under U.S. GAAP	576.2	549.1	216.4
Unrealized net gain/(loss) on cash flow hedges[5]	19.5	(150.8)	—
Foreign currency translation adjustment[5]	(1.3)	15.1	16.2

Comprehensive income	594.4	413.4	232.6

Earnings per common share	3.55	3.45	1.36

Diluted earnings per common share	3.51	3.41	1.35

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Financial Position

	December 31,

	2002		2001

	Canada	United States	Canada	United States

	(millions of dollars)
Cash[4]	40.7	42.7	74.0	71.3
Accounts receivable and other[4]	817.5	843.4	1,270.2	1,313.5
Property, plant and equipment[4]	9,548.6	9,506.6	9,143.5	9,116.0
Accumulated depreciation[4]	2,601.0	2,596.3	2,326.0	2,323.1
Long-term investments[4]	3,371.5	3,421.0	1,772.8	1,801.6
Deferred amounts[3,4]	315.8	1,178.7	329.7	1,342.8
Short-term borrowings	247.5	256.8	410.9	410.9
Accounts payable and other[4]	714.1	921.1	679.9	923.4
Current maturities and short-term debt	652.3	658.5	1,819.7	1,819.7
Long-term debt[1]	6,040.3	6,612.5	5,913.3	6,293.2
Future income taxes[3,5]	628.4	1,403.0	580.8	1,499.7
Preferred securities[1]	533.7	—	339.7	—
Retained earnings	1,128.1	1,098.9	812.3	781.2
Additional paid in capital[2]	—	12.1	—	15.2
Accumulated other comprehensive income/(loss)[5]	12.3	(103.2)	7.4	(121.4)

1.	Preferred Securities

Under U.S. GAAP, the full amount of the Company’s Preferred Securities and related distributions would be recognized as debt and interest expense, respectively. The Preferred Securities have a fair market value of $565.0 million at December 31, 2002 (2001 — $345.5 million).

2.	Stock-based Compensation

The Company accounts for stock-based compensation for U.S. GAAP purposes in accordance with APB 25, Accounting for Stock Issued to Employees, which requires the use of the intrinsic value-based method to measure compensation expense. Under Canadian GAAP, the Company’s performance-based options do not give rise to compensation expense. Under U.S. GAAP, the performance-based options which vested during 2002 gave rise to pre-tax compensation expense of $12.1 million (2001 — $6.9 million; 2000 — nil).

Starting in 2002, the Company accounts for SARs in accordance with the new Canadian accounting standard for stock-based compensation which results in the same compensation expense as under U.S. GAAP. Under U.S. GAAP in 2001 and 2000, the Company’s stock appreciation rights (SARs) are accounted for using the intrinsic value method which resulted in pre-tax compensation expense of $8.3 million and nil, respectively.

3.	Future Income Taxes

Canadian GAAP requires that the effect of tax rate reductions are recognized when they are substantively enacted. Under U.S. GAAP, the effect of tax rate reductions cannot be recognized until enacted. In 2000, the Company recognized $92.8 million of earnings related to substantively enacted tax rate reductions that are recognized in 2001 under U.S. GAAP. In 2000, future income taxes of $76.5 million, related to the unbundling transaction and charged to retained earnings under Canadian GAAP as part of the adoption of the new income tax standard, are charged to earnings as a write-down of the regulatory asset under U.S. GAAP.

Under U.S. GAAP, deferred income tax liabilities are recorded for rate-regulated operations which follow the taxes payable method for ratemaking purposes. As these deferred income taxes are expected to be recoverable in future revenues, a corresponding regulatory asset is also recorded. These assets and

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

liabilities are adjusted to reflect changes in enacted income tax rates. The additional deferred income taxes under U.S. GAAP include the difference between capital cost allowance and depreciation of property, plant and equipment of $549.3 million (2001 — $574.4 million) and the incremental revenue required for the recovery of unrecorded taxes of $316.0 million (2001 — $370.5 million).

4.	Accounting for Joint Ventures

Under U.S. GAAP, the Company’s investments in joint ventures are accounted for using the equity method.

5.	Accumulated Other Comprehensive Income

At December 31, 2002, accumulated other comprehensive income consists of an accumulated foreign currency translation adjustment of $28.1 million (2001 — $29.4 million) and net unrealized losses of $131.3 million (2001 — $150.8 million) for derivative financial instruments.

Supplemental Disclosure — Pro Forma Compensation Expense

U.S. GAAP requires that, where the fair value based method is not used to measure compensation expense, pro forma earnings and earnings per share, calculated as if the fair value based method had been used, must be disclosed. In Canada, these requirements apply to options granted on or after January 1, 2002 and therefore, the Company’s Canadian GAAP disclosure does not include any options granted prior to that date.

	Year ended December 31,

	2002	2001	2000

	(millions of dollars except per share amounts)
Earnings under U.S. GAAP
As reported	576.2	549.1	216.4
Stock-based compensation expense	7.3	4.6	2.6

Pro forma	568.9	544.5	213.8
Earnings per common share
As reported	3.55	3.45	1.36
Stock-based compensation expense	0.05	0.03	0.02

Pro forma	3.50	3.42	1.34
Diluted earnings per common share
As reported	3.51	3.41	1.35
Stock-based compensation expense	0.04	0.03	0.02

Pro forma	3.47	3.38	1.33

The fair value of stock options was calculated in the same manner, using the same assumptions, as disclosed in Note 11 except that for Canadian GAAP, only awards granted since the adoption of the new CICA standard for stock-based compensation on January 1, 2002 are included. Assumptions used for U.S. GAAP comparative periods are as follows.

	Year ended December 31,

	2001	2000

Risk free interest rate	5.38%	5.41%
Expected life (years)	10	10
Expected volatility	25%	25%
Expected quarterly dividends	$0.38	$0.35

The weighted average grant-date fair value of options granted during 2001 under the fixed option plan in 2001 and 2000 was $10.09 and $7.80, respectively.

ENBRIDGE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

New Accounting Standards

Accounting for Asset Retirement Obligations

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which is to be adopted for fiscal years beginning after June 15, 2002. This standard requires that legal obligations associated with the retirement of long-lived tangible assets be recognized at fair value when incurred. The Company will adopt the new standard effective January 1, 2003. Since the majority of the Company’s operations are rate-regulated, the new standard is not expected to have a material impact on earnings. A similar standard has been issued by the Canadian Institute of Chartered Accountants effective January 1, 2004.

Accounting for Costs Associated with Exit or Disposal Activities

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for exit or disposal activities initiated on or after December 31, 2002. This standard replaces Emerging Issues Task Force Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity”. The standard requires liabilities associated with exit or disposal activities to be recorded, at fair value, as they are incurred rather than on the adoption of a formal plan of disposal.

Consolidation of Variable Interest Entities

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, which is to be adopted for interim periods commencing after July 15, 2003. The Company is assessing the impact of this standard, if any, on its financial statements.